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                                                                    EXHIBIT 99.1


Contact(s):   Media Inquiries:                              Visteon Corporation
              Liane Smyth                                   Public Affairs
              313-755-2916                                  5500 Auto Club Drive
              lsmyth1@visteon.com                           Suite 2W338
                                                            Dearborn, MI 48126
                                                            Facsimile:
                                                            313-755-7983

              Investor Inquiries:
              Kent Niederhofer
              313-755-3699
              kniederh@visteon.com

              [VISTEON LOGO]




VISTEON CORPORATION ANNOUNCES REDUCTION IN THIRD QUARTER EARNINGS ESTIMATES

DEARBORN, Mich., August 30, 2000 - Visteon Corporation (NYSE: VC) today reported that the recently announced Ford production cuts will have an adverse impact on the company's estimated earnings for the third quarter.

The company estimated that the third quarter changes in Ford's truck production will affect its third quarter earnings by approximately 12 to 14 cents per share. However, Visteon believes that the company could recover some of the lost revenue later in the year as Ford evaluates actions to make up for lost production.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has a global delivery system of more than 130 technical, manufacturing, sales, and service facilities located in 23 countries. It has 81,000 employees working in three business segments: Dynamics and Energy Conversion; Comfort, Communication and Safety; and Glass.

This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "estimated" and "potentially" signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties, some of which are and will be identified as "Risk Factors" in our SEC filings. See "Risk Factors" section of our prospectus dated June 13, 2000 as filed with the SEC on June 14, 2000.


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Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

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      Visteon news releases, photographs and product specification details are available at www.visteon.com













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